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                                                                  EXHIBIT (e)(9)


                                  VICTORINOX AG
                               Ibach, Switzerland

                                          July 15, 1999

Mr. J. Merrick Taggart
President
Swiss Army Brands, Inc.
One Research Drive
Shelton, CT 06484

Dear Rick:

      For some time we have been discussing the possibility of SABI purchasing and marketing, under the name "Victorinox" and/or the Elsener Family Crest, (collectively the "Trademarks"), luggage and small leather goods (collectively "Luggage"). SABI may purchase the Luggage or license another company to manufacture and sell these goods.

      This letter is a license for SABI, and/or its licensee as the case may be, to use or sublease others to use the Trademarks on Luggage under the following terms and conditions:

1.    TERRITORY

      The United States, Canada, the Caribbean and Bermuda (the "Territory")

2.    TERM

      As long as SABI, or its successors and assigns, is not in default under the terms of this letter

3.    LICENSING YEAR

      The "Licensing Year" shall be the calendar year, except that the 1999 calendar year shall commence with the first commercial sale by SABI, or its licensee, of Luggage under either or both of the Trademarks.

4.    LICENSE FEES

      will be paid by SABI to Victorinox within 90 days after the end of each Licensing Year as follows:

      (a) 2% of that portion of Net Sales (as defined below) during the Licensing Year up to and including $25,000,000 (prorated for the initial and any other incomplete Licensing Year) and
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      (b)   1% of that portion of Net Sales above $25,000,000 for the Licensing
            Year

The term "Net Sales" shall mean:

      (A) In the case of sales by SABI or a SABI subsidiary, wholesale sales of Luggage bearing one or both of the Trademarks less freight, insurance, sales or similar taxes and returns and discounts actually allowed and

      (B) In the case of sales by a SABI licensee, all sales of Luggage bearing one or both of the Trademarks for which SABI receives license fees or royalties determined in the same manner used for computing license fees or royalties payable by the licensee to SABI.

4.    EXCLUSIVITY

      Victorinox will not, without SABI's written consent, itself use or permit any other person or entity to use either of the Trademarks on or in connection with the sale, advertising or offering for sale of luggage in the Territory, and will fully cooperate in preventing the shipment into the Territory by its direct or indirect customers of Luggage bearing either of the Trademarks.

5.    QUALITY CONTROL

      SABI has furnished to Victorinox samples of various items of Luggage. The quality of Luggage sold hereunder shall, at all times, be equal to or superior to such samples. At Victorinox's reasonable request, SABI will furnish to Victorinox, from time to time, production samples to enable Victorinox to determine that the above quality control standards are being met.

6.    GENERAL

      (a) This letter contains the sole agreement between SABI and any of its affiliates on the one hand and Victorinox and any of its affiliates on the other, relating to the subject matter hereof. Any alteration or amendment to this letter must be in writing and duly executed by the party against whom such alteration or amendment is sought to be enforced.

      (b) The agreements contained in the Letter shall bind and ensure to the benefit of Victorinox and SABI and: (a) in the case of Victorinox, any entity to which Victorinox transfers ownership of both of the Trademarks, and (b) in the case of SABI, any entity which shall succeed to the Luggage business of SABI.



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      (c)   This letter shall in all respects be governed by and interpreted under the laws of the State of Connecticut, USA.

      If this letter meets with your understanding of our mutual agreement, would you please so indicate by signing the enclosed copy and returning it to us.

                                    Very truly yours,

                                    VICTORINOX AG


                                    By: /s/ Charles Elsener
                                       --------------------------------------
                                          Charles Elsener, Jr.


ACCEPTED AND AGREED:

Swiss Army Brands, Inc.


By: /s/ J. Merrick Taggart
   --------------------------





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